Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US FOODS HOLDING CORP.

The undersigned, on behalf of US Foods Holding Corp., a corporation duly organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies as follows:

1. The present name of the corporation is US Foods Holding Corp. (the “Corporation”).

2. The Corporation was originally formed as USF Holding Corp., a Delaware corporation, and filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Secretary of State”) on May 23, 2007. A Certificate of Amendment to the Certificate of Incorporation, changing the name of the Corporation from USF Holding Corp. to US Foods Holding Corp., was filed with the Secretary of State on February 2, 2016. A Certificate of Amendment to the Certificate of Incorporation to the Certificate of Incorporation, effecting a reverse stock split, was filed with the Secretary of State on May 17, 2016.

3. The Certificate of Incorporation, as amended, is hereby amended and restated pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”), so as to read in its entirety in the form attached hereto as Exhibit A and incorporated herein by this reference (Exhibit A and this Certificate collectively constituting the Corporation’s Amended and Restated Certificate of Incorporation).

4. The amendment and restatement of the Certificate of Incorporation of the Corporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the DGCL, the board of directors of the Corporation having adopted resolutions setting forth such amendment and restatement, declaring its advisability, and directing that it be submitted to the stockholders of the Corporation for their approval; and the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted having consented in writing to the adoption of such amendment and restatement.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has executed this Amended and Restated Certificate of Incorporation on the 25th day of May, 2016.

US FOODS HOLDING CORP.

By:	/s/ Juliette Pryor
	Name:	Juliette Pryor
	Title:	Executive Vice President & Secretary

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

US FOODS HOLDING CORP.

FIRST: Name. The name of the corporation is US Foods Holding Corp. (the “Corporation”).

SECOND: Registered Office. The Corporation’s registered office in the State of Delaware is at 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “DGCL”).

FOURTH: Capital Stock. The total number of shares of stock which the Corporation shall have authority to issue is 625,000,000, consisting of: (x) 600,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”), and (y) 25,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), issuable in one or more series as hereinafter provided.

(a) Common Stock. Except as otherwise provided (i) by the DGCL, (ii) by Section (b) of this Article FOURTH, or (iii) by resolutions, if any, of the board of directors of the Corporation (the “Board”) fixing the powers, designations, preferences and the relative, participating, optional or other rights of the Preferred Stock, or the qualifications, limitations or restrictions thereof, the entire voting power of the shares of the Corporation for the election of directors and for all other purposes shall be vested exclusively in the Common Stock. Each share of Common Stock shall have one vote upon all matters to be voted on by the holders of the Common Stock, and shall be entitled to participate equally in all dividends payable with respect to the Common Stock and to share equally, subject to any rights and preferences of the Preferred Stock (as fixed by resolutions, if any, of the Board), in all assets of the Corporation, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or upon any distribution of the assets of the Corporation.

(b) Preferred Stock. Subject to the provisions of this Amended and Restated Certificate of Incorporation, the Board is authorized to fix from time to time by resolution or resolutions the number of shares of any class or series of Preferred Stock, and to determine the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof, of any such class or series. Further, within the limits and restrictions stated in any resolution or resolutions of the Board originally fixing the number of shares constituting any such class or series, the Board is authorized to increase or decrease (but not below the number of shares of such class or series then outstanding) the number of shares of any such class or series subsequent to the issue of shares of that class or series.

FIFTH: Management of Corporation. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its directors and stockholders:

(a) The number of directors constituting the Board shall be not fewer than two and not more than fifteen, each of whom shall be a natural person. Subject to any rights of any holders of any class or series of Preferred Stock to elect directors and the rights granted pursuant to the Amended and Restated Stockholders Agreement, among the Corporation and certain of its stockholders, to be dated as of the closing date of the Corporation’s initial public offering (as amended from time to time, the “Stockholders Agreement”), the precise number of directors of the Corporation shall be fixed, and may be altered from time to time, only by resolution of the Board.

(b) The directors of the Corporation, subject to any rights of the holders of shares of any class or series of Preferred Stock to elect directors, shall be classified with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible. One class’s initial term will expire at the first annual meeting of stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate of Incorporation, another class’s initial term will expire at the second annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation and another class’s initial term will expire at the third annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of his or her successor or until such director’s earlier death, resignation, retirement, disqualification or removal. At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the effectiveness of this Amended and Restated Certificate of Incorporation, subject to any rights of the holders of shares of any class or series of Preferred Stock and for so long as the Stockholders Agreement is in effect, the then-applicable terms, if any, of the Stockholders Agreement, the successors of the directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal in number as possible. No decrease in the number of directors shall shorten the term of any incumbent director.

(c) Subject to this Article FIFTH, the election of directors may be conducted in any manner approved by the person presiding at a meeting of the stockholders or the directors of the Corporation, as the case may be, at the time when the election is held and need not be by written ballot.

(d) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances and for so long as the Stockholders Agreement is in effect, the then-applicable terms, if any, of the Stockholders Agreement, (i) following the effectiveness of this Amended and Restated Certificate of Incorporation and until the first date (the “Director Removal Trigger Date”) on which the Sponsors (as defined in Article EIGHTH) cease collectively to beneficially own (directly or indirectly) more than twenty-five percent (25%) of the outstanding shares of Common Stock in the aggregate, a director may be removed at any time, either for or without cause, upon affirmative vote of holders of at least a majority of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors and (ii) from and after the Director Removal Trigger Date, a director may be removed from office only for cause and only by the affirmative vote of holders of at least seventy-five percent (75%) of the votes to which all the stockholders of the Corporation would be entitled to cast in any election of directors.

(e) Subject to any rights of the holders of shares of any class or series of Preferred Stock, if any, to elect additional directors under specified circumstances and for so long as the Stockholders Agreement is in effect, the then-applicable terms, if any, of the Stockholders Agreement, and except as otherwise provided by law, any vacancy in the Board that results from an increase in the number of directors, from the death, disability, resignation, retirement, disqualification or removal of any director or from any other cause shall be filled solely by the affirmative vote of at least a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. A director entitled to fill a vacancy or a newly created directorship shall hold office until his or her successor has been elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal.

(f) All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by this Amended and Restated Certificate of Incorporation or by the bylaws of the Corporation) shall be vested in and exercised by the Board.

(g) To the fullest extent permitted by the DGCL, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date of the filing of this Amended and Restated Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time.

(h) To the fullest extent permitted by the DGCL, the Corporation shall indemnify and advance expenses to the directors of the Corporation, provided that, except as otherwise provided in the bylaws of the Corporation, the Corporation shall not be obligated to indemnify or advance expenses to a director of the Corporation in respect of an action, suit or proceeding (or part thereof) instituted by such director, unless such action, suit or proceeding (or part thereof) has been authorized by the Board. The rights provided by this Article FIFTH, Section (h) shall not limit or exclude any rights, indemnities or limitations of liability to which any director of the Corporation may be entitled, whether as a matter of law, under the bylaws of the Corporation, by agreement, vote of the stockholders, approval of the directors of the Corporation or otherwise.

SIXTH. Stockholder Action by Written Consent. Until the first date (the “Trigger Date”) on which the Sponsors (as defined in Article EIGHTH) cease collectively to beneficially own (directly or indirectly) more than fifty percent (50%) of the outstanding shares of Common Stock in the aggregate, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote of stockholders, if a consent or consents in writing, setting forth the action so taken, are: (i) signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted (but not less than the minimum number of votes otherwise prescribed by law) and (ii) delivered within 60 days of the earliest dated consent so delivered to the Corporation, to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of the stockholders are recorded. From and after the Trigger Date, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken only upon the vote of the stockholders at an annual or special meeting duly called and may not be taken by written consent of the stockholders.

SEVENTH. Special Meetings. Subject to the special rights of any series of Preferred Stock, and to the requirements of applicable law, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by or at the direction of the Board pursuant to a resolution of the Board adopted by a majority of the total number of directors then in office; provided that, until the Trigger Date, a special meeting of the stockholders may also be called by the Secretary of the Corporation at the request of the holders of record of at least fifty percent (50%) of the outstanding shares of Common Stock. From and after the Trigger Date, the stockholders of the Corporation do not have the power to call a special meeting of the stockholders. Except as otherwise required by law, the business conducted at a special meeting of stockholders of the Corporation shall be limited exclusively to the business set forth in the Corporation’s notice of meeting, and the individual or group calling such meeting shall have exclusive authority to determine the business included in such notice. Any special meeting of the stockholders shall be held either within or without the State of Delaware, at such place, if any, and on such date and time, as shall be specified in the notice of such special meeting. The bylaws of the Corporation may establish procedures regulating the submission by stockholders of nominations and proposals for consideration at meetings of stockholders of the Corporation.

EIGHTH: Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Corporation and any of Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR USF Co-Investor L.P., CDR Co-Investor No. 2 L.P., KKR 2006 Fund L.P., KKR PEI Food Investments L.P., KKR Partners III, L.P., OPERF Co-Investment LLC, ASF Walter Co-Invest L.P. and each of their respective affiliates other than the Corporation (each, a “Sponsor” and together the “Sponsors”) with respect to such Sponsor, the Corporation, on behalf of itself and its subsidiaries, renounces and waives any interest or expectancy of the Corporation and its subsidiaries in, or in being offered an opportunity to participate in, directly or indirectly, any potential transactions, matters or business opportunities (including, without limitation, any business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Corporation or any of its subsidiaries or any dealings with customers or clients of the Corporation or any of its subsidiaries) that are from time to time presented to any of the Sponsors or any of their respective officers, directors, employees, agents, stockholders, members, partners, affiliates and subsidiaries (other than the Corporation and its subsidiaries), even if the transaction, matter or opportunity is one that the Corporation or its subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so and no such person shall be liable to the Corporation or any of its subsidiaries or affiliates for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues, acquires or participates in such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or its subsidiaries. Any person purchasing or otherwise acquiring any interest in any shares of stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH. Neither the alteration, amendment or repeal of this Article EIGHTH, nor the adoption of any other provision or amendment to this Amended and Restated Certificate of Incorporation inconsistent with this Article EIGHTH, nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this Article EIGHTH in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article EIGHTH, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this Article EIGHTH shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article EIGHTH (including, without limitation, each portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this Article EIGHTH (including, without limitation, each such portion of any paragraph of this Article EIGHTH containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law. This Article EIGHTH shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Amended and Restated Certificate of Incorporation, the bylaws of the Corporation or applicable law.

NINTH: Section 203 of the General Corporation Law. The Corporation elects not to be governed by Section 203 of the DGCL, “Business Combinations With Interested Stockholders”, as permitted under and pursuant to subsection (b)(3) of Section 203 of the DGCL, until the first date on which the Sponsors collectively cease to beneficially own (directly or indirectly) any outstanding shares of Common Stock. From and after such date, the Corporation shall be governed by Section 203 of the DGCL so long as Section 203 of the DGCL by its terms would apply to the Corporation.

TENTH: Amendment of Certificate of Incorporation. The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by the DGCL, and all rights herein conferred upon stockholders or directors are granted subject to this reservation, provided, however, that any amendment, alteration or repeal of Article FIFTH, Section (g) or Section (h) shall not adversely affect any right or protection existing under this Amended and Restated Certificate of Incorporation immediately prior to such amendment, alteration or repeal, including any right or protection of a director thereunder in respect of any act or omission occurring prior to the time of such amendment, alteration or repeal. Notwithstanding anything to the contrary contained in this Amended and Restated Certificate of Incorporation, and notwithstanding that a lesser percentage may be permitted from time to time by applicable law, no provision of Articles FIFTH, SIXTH, SEVENTH, EIGHTH, NINTH, this Article TENTH and Articles ELEVENTH and TWELFTH may be altered, amended or repealed in any respect, nor may any provision or bylaw inconsistent therewith be adopted, unless in addition to any other vote required by this Amended and Restated Certificate of Incorporation or otherwise required by law, (i) until the Trigger Date, such amendment, alteration, or repeal is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and (ii) from and after the Trigger Date, such amendment, alteration or repeal is approved at a meeting of the stockholders called for that purpose by, in addition to any other vote otherwise required by law, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Common Stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ELEVENTH: Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by law, the Board is expressly authorized to amend, alter or repeal the bylaws of the Corporation subject to the power of the stockholders of the Corporation entitled to vote with respect thereto to amend, alter or repeal the bylaws. Any amendment, alteration or repeal of the bylaws of the Corporation by the Board shall require the approval of a majority of the Board then in office. In addition to any other vote otherwise required by law, the stockholders of the Corporation may amend, alter or repeal the bylaws of the Corporation, provided that any such action will require (i) until the Trigger Date, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock entitled to vote with respect thereto, voting together as a single class and (ii) from and after the Trigger Date, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares of Common Stock of the Corporation entitled to vote with respect thereto, voting together as a single class.

TWELFTH: Exclusive Jurisdiction for Certain Actions. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, employee, agent or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation2 arising pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Corporation, or (iv) any action asserting a claim against the Corporation or any director, officer, employee, agent or stockholder of the Corporation governed by the internal affairs doctrine, in each such case subject to said Court of Chancery having personal jurisdiction over the indispensable parties named as defendants therein. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.